UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): January 23, 2003 (January 22, 2003)

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9927	95-2594724

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

200 South Hoover Blvd., Suite 200
Tampa, Florida	33609

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

SIGNATURES
January 23, 2003 Press Release

Item 5.       Other Events.

     Comprehensive Care Corporation today announced that the Company has received notification from the Internal Revenue Service (“IRS”) that the IRS has accepted the Company’s Offer in Compromise. This Offer in Compromise relates to an accrued tax liability of approximately $12.1 million. Under the terms of the Offer in Compromise, the Company has the option of paying approximately $2.6 million over two years or paying approximately $2.2 million within 90 days of the letter of acceptance to fully settle this matter. Additionally, the Company has reached an agreement with its former tax advisor requiring the former tax advisor to refund $525,000 of the original $2.5 million of fees previously paid by the Company, which when received will be used to partially fund the settlement. The Company will write off the remaining receivable balance of approximately $2.0 million in its third quarter of Fiscal 2003 and record the gain related to the IRS settlement transaction at such time as the full payment to IRS has been completed.

     The acceptance by the IRS of the Offer in Compromise requires the Company to meet certain conditions, which include the timely payment of the settlement amount and, as previously disclosed, the net operating loss carryforwards are no longer available to the Company. Additionally, although no other refunds or credits are known to be available to the Company, the Company is not entitled to any refunds or credits for tax years 2003 and earlier.

Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

Exhibit No.	Description

99.1	January 23, 2003 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

	By:	/s/ Robert J. Landis

Robert J. Landis Chairman, Chief Financial Officer and Treasurer

Date: January 23, 2003

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